EXHIBIT 99.1

[ONEOK LOGO]	News

December 22, 2003	Analyst Contact: Weldon Watson
918-588-7158

Media Contact: Andrea Chancellor
918-588-7570

ONEOK closes on $240 million purchase of reserves

from Wagner & Brown, LTD.

Tulsa, Okla. – ONEOK, Inc. (NYSE:OKE) today announced that its wholly owned subsidiary, ONEOK Energy Resources Company, has acquired approximately $240 million of East Texas gas and oil properties and related gathering systems from Wagner & Brown, Ltd. of Midland, TX.

The properties will be owned and operated by ONEOK Texas Energy Resources, L.P., a subsidiary of ONEOK Energy Resources. The properties include approximately 177.2 billion cubic feet of gas equivalent (bcfe) of proved gas reserves, with additional probable and possible gas reserve potential. The proved reserves yield a reserves-to-production index of 12.4 years and are 91 percent natural gas.

The transaction was financed through short-term borrowings available to ONEOK. Over the long term, ONEOK will finance this transaction with available cash, the issuance of equity or a combination of both. The impact of this transaction was included in ONEOK’s 2004 earnings guidance issued in a press release last week.

“This transaction not only expands the ONEOK footprint, but it reinforces the ONEOK strategy of owning and controlling reserves,” said David Kyle, ONEOK chairman, president and chief executive officer.

ONEOK, Inc., is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers. ONEOK is a Fortune 500 company.

Statements contained in this release that include company expectations or predictions are forward looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company’s Securities and Exchange Commission filings.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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